Artisan Partners Asset Management Inc. Bonus Plan

1. Purpose. The purpose of the Artisan Partners Asset Management Inc. Bonus Plan (the “Plan”) is to advance the interests of Artisan Partners Asset Management Inc. (“Artisan”) and its stockholders by providing employees and other persons, including any individual designated as a “partner,” providing services to Artisan or any of its Affiliates (as defined below) (other than non-employee directors of Artisan) with incentives in the form of bonus awards for their service to Artisan and any of its subsidiaries or other related business units or entities (“Affiliates”). The Plan is effective as of February 5, 2013.

2. Administration. The Plan shall be administered by the Compensation Committee (the “Committee” or the “Administrator”) of the Board of Directors of Artisan (the “Board”), as such committee is from time to time constituted, provided that the Committee may delegate its duties and powers in whole or in part (i) to any subcommittee thereof consisting solely of at least two “outside directors,” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) or (ii) to the extent consistent with Section 162(m) of the Code, to any other individual or individuals. Except as specifically provided to the contrary, references to the Administrator include the Committee or any subcommittee, individual or individuals to whom the Committee has delegated some or all of its duties and powers.

The Administrator has all the powers vested in it by the terms of the Plan, including the authority to select the Participants (as defined below) to be granted bonus awards (“Bonuses”) under the Plan, to determine the size and terms of the Bonus made to each individual Participant (subject to the limitations imposed below), to modify the terms of any Bonus that has been granted (except with respect to any modification which would increase the amount of compensation payable to a “Covered Employee,” as such term is defined in Section 162(m) of the Code and any rules, regulations or other guidance issued thereunder), to determine the time when Bonuses will be awarded, to establish performance objectives in respect of Bonuses and to certify in writing that such performance objectives were attained. If the Administrator determines that a Bonus to be granted to a Covered Employee (or a person likely to be a Covered Employee) should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, all of the foregoing determinations shall be made by the Committee, if the Committee is comprised solely of “outside directors” and, if it is not, then by a subcommittee of the Committee so comprised.

The Administrator is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Administrator deems necessary or desirable to carry it into effect. Any decision of the Administrator in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No Administrator, member of the Committee and no employee of Artisan shall be liable for anything done or omitted to be done by him or her, by any other Administrator or member of the Committee or by any employee of Artisan in connection with the performance of duties under the Plan, except for his or her own willful misconduct (as determined by a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal) or as expressly provided by statute. Artisan shall indemnify and hold harmless the Administrator, each member of the Committee and each other director or employee of Artisan or of any of its Affiliates to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan.

3. Participation. The Administrator shall have power to grant Bonuses under the Plan to employees and other persons (other than non-employee directors of Artisan) who provide services to Artisan and its Affiliates (“Participants”).

4. Bonuses under the Plan.

(a) In General. The Administrator shall determine the amount of a Bonus to be granted to each Participant in accordance with subsection 4(b) or 4(c) below.

(b) Participants who are to be Awarded Bonuses that are not Intended to be “Performance-Based Compensation” for purposes of 162(m) of the Code. The Administrator may in its discretion award a Bonus to a Participant that is not intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code subject to the terms and conditions of this subsection 4(b). The Administrator may establish performance goals and targets, determine the extent to which such goals have been met and determine the amount of such Bonus, in each case, in its discretion. This subsection 4(b) shall also be applicable to the award of any Bonus during the period that this Plan is not subject to the deduction limits under Section 162(m) of the Code pursuant to Treasury Regulation Section 1.162-27(f).

(c) Participants who are to be Awarded Bonuses that are Intended to be “Performance-Based Compensation” for purposes of 162(m) of the Code.

(i) The Administrator may in its discretion award a Bonus to a Participant that is intended to be “performance-based compensation” for purposes of 162(m) of the Code subject to the terms and conditions of this subsection 4(c). Subject to clause (ii) of this subsection 4(c), the amount of such Participant’s Bonus shall be in an amount determinable from objective written performance goals approved by the Committee while the outcome is substantially uncertain and no more than 90 days after the commencement of the period to which the performance goal relates or, if for a period other than one year, the number of days that is equal to 25 percent of the relevant performance period and a targeted level or levels of performance with respect to each goal as specified by the Committee. Such performance goals may include (A) enterprise value or value creation targets; (B) revenue growth; (C) after-tax or pre-tax profits (including net operating profit after taxes) or net income (including net income attributable to continuing and/or other operations); (D) operational cash flow or earnings before income tax or other exclusions (including free cash flow, cash flow per share or earnings before interest, taxes, depreciation and amortization); (E) reduction of, or limiting the level of or increase in, all or a portion of indebtedness of Artisan or its Affiliates; (F) earnings per share or earnings per share from continuing operations; (G) return on capital employed (including return on invested capital or return on committed capital) or return on assets; (H) after-tax or pre-tax return on shareholder equity; (I) stock price appreciation; (K) growth in the value of shares assuming the reinvestment of dividends; (L) reduction of, or limiting the level of or increase in, all or a portion of controllable expenses or costs or other expenses or costs (including selling, general and administrative expenses or costs as a percentage of revenues); or (M) economic value-added targets based on a cash flow return on investment formula.

(ii) The Committee will appropriately adjust any evaluation of performance under a performance goal to exclude (1) any extraordinary or non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in Artisan’s annual report to shareholders for the applicable year, or (2) the effect of any changes in accounting principles affecting Artisan’s or an Affiliates’ reported results. In addition, the Committee will adjust any performance criteria, performance goal or other feature of a Bonus that relates to or is wholly or partially based on the number of, or the value of, any stock of Artisan, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.

(iii) The Committee shall determine in writing with respect to the Participant whether the performance goals established by the Committee have been met and, if they have, so certify and ascertain the amount of the applicable Bonus. No Bonus pursuant to the Plan will be paid to the Participant until such certification is made by the Committee.

(iv) Bonus Limits. A Bonus shall not exceed the following amounts per Participant for any calendar year:

Type of Bonus	Limit
Bonus granted and denominated in cash (regardless of whether paid in cash, options, stock appreciation rights or other equity-based awards)	The Fair Market Value (as defined in the Omnibus Plan (as defined below) and determined as of the date of grant) of 2,000,000 Class A Shares
Bonus granted in the form of options on Class A Shares or Class B Units	2,000,000 Class A Shares 2,000,000 Class B Units
Bonus granted in the form of stock appreciation rights on Class A Shares or Class B Units	2,000,000 Class A Shares 2,000,000 Class B Units
Bonus granted in the form of an equity and equity-based award on Class A Shares or Class B Units (other than a Bonus granted in the form of options or stock appreciation rights on Class A Shares or Class B Units)
   Class A Shares or
   Class B Units
2,000,000 Class A Shares 2,000,000 Class B Units

The limits set forth above with respect to the number of shares of Artisan Class A common stock (“Class A Shares”) and the number of Class B common units of Artisan Partners Holdings LP (“Class B Units”) shall, in each case, be adjusted as the Committee deems appropriate as a result of any increase or decrease in the number of issued Class A Shares or Class B Units (or issuance of shares of stock or units other than Class A Shares or Class B Units) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, splitup, combination, reclassification or exchange of Class A Shares or Class B Units, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or Class A Shares or Class B Units, including any extraordinary dividend or extraordinary distribution; provided that no such adjustment shall be made if or to the extent that it would cause an outstanding Bonus to cease to be exempt from, or to fail to comply with, Section 409A of the Code. For the avoidance of doubt, a Bonus granted and denominated in cash and paid in the form of options, stock appreciation rights or other equity-based awards shall not count against the limits with respect to a Bonus granted in the form of options, stock appreciations rights or other equity-based awards, respectively. Except as provided in this Section 4(c)(iv), there shall be no limits on the amount of Bonuses that may be granted under the Plan.

(v) The provisions of this subsection 4(c) shall be administered and interpreted in accordance with Section 162(m) of the Code with respect to the payment of Bonuses to Covered Employees.

(d) Payment of Bonus Amount. Each Bonus shall be payable in the discretion of the Committee in cash and/or an equity-based award of equivalent value. In determining the number of Class A Shares and Class B Units that will be subject to Artisan restricted stock units, restricted shares of Artisan common stock or unrestricted shares of Artisan common stock that is equivalent to a dollar amount, the value of such award shall be equal to the closing price of the Class A Shares on the date of grant. In determining the number of Class A Shares and Class B Units that will be subject to options or stock appreciation rights that is equivalent to a dollar amount, the value of such awards shall be equal to the aggregate accounting expense to be recognized with respect to such awards. In determining the amount of a cash-based Bonus that is denominated in a foreign currency that is equivalent to a dollar amount, the value of such award shall be based on the foreign currency spot price on the date of grant of such award as determined by the Committee. Bonuses under the Plan that are granted and denominated in cash may be paid under the Plan, the Artisan Partners Asset Management Inc. 2013 Omnibus Incentive Compensation Plan (the “Omnibus Plan”), the Artisan Partners Limited Partnership Bonus Plan for Administrative Team Members, the Artisan Partners Limited Partnership Bonus Plan for Investment Team Members, the Artisan Partners Limited Partnership Bonus Plan for Marketing Team Members or any other plan maintained by Artisan or its Affiliates, and Bonuses under the Plan that are granted in the form of options, stock appreciation rights or other equity-based awards shall be granted under the Omnibus Plan or any other plan providing for equity-based awards maintained by Artisan and its Affiliates; provided that, in each case, to the extent necessary that Bonuses paid under any such plans have terms consistent with this Plan, the terms of this Plan shall be deemed incorporated into the terms of the applicable Artisan bonus plan.

5. Miscellaneous Provisions.

(a) No employee or other person shall have any claim or right to be paid a Bonus under the Plan. Determinations made by the Administrator under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such eligible individuals are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or perform services for Artisan or any Affiliate, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to Artisan and its Affiliates. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between Artisan and any Participant. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

(b) Except as may be approved by the Administrator, a Participant’s rights and interest under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, that, subject to applicable law, any amounts payable to any Participant hereunder are subject to reduction to satisfy any liabilities owed to Artisan or any of its Affiliates by the Participant. Notwithstanding the foregoing, the Administrator shall not have any right to reduce any payment hereunder if such reduction would subject the Participant to the additional tax imposed under Section 409A of the Code.

(c) The Administrator shall have the authority to determine in its sole discretion the applicable performance period relating to any Bonus and to include with respect to any award any change in control provision.

(d) Artisan and its Affiliates shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment.

(e) If a Participant is categorized as a partner for tax purposes, any Bonus paid hereunder shall be with respect to such Participant’s services as a partner and, notwithstanding anything to the contrary herein, such Participant shall continue to be classified as a partner for tax purposes.

(f) Artisan is the sponsor and legal obligor under the Plan, and shall make all payments hereunder, other than any payments to be made by any of the Affiliates, which shall be made by such Affiliate, as appropriate. Nothing herein is intended to restrict Artisan from charging an Affiliate that employs a Participant for all or a portion of the payments made by Artisan hereunder. Artisan shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any amounts under the Plan, and rights to payment hereunder shall be no greater than the rights of Artisan’s unsecured creditors. All expenses involved in administering the Plan shall be borne by Artisan or its Affiliates.

(g) The validity, construction, interpretation, administration and effect of the Plan and rights relating to the Plan and to Bonuses granted under the Plan shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

6. Plan Amendment or Suspension. The Plan may be amended, suspended or terminated in whole or in part at any time and from time to time by the Administrator or the Board without the consent of Artisan’s stockholders or any Participant; provided, however, that any amendment to the Plan shall be submitted to the stockholders if stockholder approval is required by any applicable law, rule or regulation. Subject to the provisions of any plan under which any Bonus is paid or granted, as applicable, the terms and conditions of a Participant’s Bonus may not be amended without such Participant’s consent if such amendment would materially adversely impair the rights of such Participant.

7. Non-exclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission of any terms of the Plan to the stockholders of Artisan for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards that do not qualify under Section 162(m) of the Code, and such other arrangements may be either applicable generally or only in specific cases.

8. Actions and Decisions Regarding the Business or Operations of Artisan and/or its Affiliates. Notwithstanding anything in the Plan to the contrary, neither Artisan nor any of its Affiliates nor their respective officers, directors, partners, employees or agents shall have any liability to any Participant (or his or her beneficiaries or heirs) under the Plan or otherwise on account of any action taken, or not taken, in good faith by any of the foregoing persons with respect to the business or operations of Artisan or any Affiliates.

9. Section 409A of the Code. Bonuses under the Plan are intended to be exempt from, or to comply with, Section 409A of the Code. To the extent a Participant would be entitled to a Bonus under the Plan and such Bonus is deemed to constitute “deferred compensation” subject to Section 409A of the Code that, if paid or provided during the six (6) months beginning on such Participant’s “separation from service” (within the meaning of Section 409A of the Code), would be subject to the additional tax under Section 409A of the Code because the Participant is a “specified employee” (within the meaning of Section 409A of the Code), such Bonus will be paid to the Participant on the earlier of the six (6) month anniversary of the Participant’s separation from service or the Participant’s death.

10. Section 162(m) of the Code. The provisions in the Plan with respect to Section 162(m) of the Code shall only be applicable to the extent necessary to comply with Section 162(m) of the Code. The Plan is intended to constitute a plan described in Treasury Regulation Section 1.162-27(f)(1), pursuant to which the deduction limits under Section 162(m) of the Code do not apply during the applicable reliance period. The reliance period shall end on the earliest to occur of the following: (a) the first material modification of the Plan; (b) the first meeting of Artisan shareholders at which members of the Board are to be elected that occurs after the close of the third calendar year following the calendar year in which occurred the first registration of an equity security of Artisan under Section 12 of the Securities Exchange Act of 1934, as amended; or (c) such other date required by Section 162(m) of the Code.

11. Clawback. All Bonuses shall be subject to the clawback or recapture policy, if any, that Artisan may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Bonuses be repaid to Artisan after they have been distributed to the Participant.

12. Term of the Plan. The Plan shall continue to be in effect until it is terminated by the Board.